Exhibit 10.1

Bank Use Only:	Customer Number
Account Number

RBC BANK	Amended and Restated Commercial Promissory Note

$1,112,827.00	Greenville, South Carolina
November 5, 2010
Term Loan

WHEREAS, COMPUTER SOFTWARE INNOVATIONS, INC. (“Borrower”) with a mailing address of 900 East Main Street, Suite T, Easley, South Carolina 29640, executed that certain Commercial Promissory Note from Borrower to RBC Centura Bank (now known as RBC Bank (USA)) (“Bank”), dated January 2, 2007, as modified by that certain Modification Agreement dated November 14, 2008 (the “Original Note”) pursuant to that certain Second Amended and Restated Loan and Security Agreement by and between Borrower and Bank dated September 14, 2007; as amended by a Modification to Revolving Facility dated June 30, 2008; as further amended by a Modification Agreement dated September 11, 2008; as further amended by a Modification Agreement dated December 21, 2009; and as further amended by a Modification Agreement dated June 25, 2010 (the “Loan and Security Agreement”).

WHEREAS, Bank and Borrower have agreed to modify certain terms of the Loan and Security Agreement and Original Note and desire to amend and restate the Original Note in its entirety.

FOR VALUE RECEIVED, Borrower promises to pay to Bank, or order, the sum of One Million One Hundred Twelve Thousand Eight Hundred Twenty Seven and No/100 Dollars ($1,112,827.00), together with interest at the rate and payable in the manner hereinafter stated. Principal and interest shall be payable at any banking office of Bank in the city or town indicated above, or such other place as the holder of this Note may designate.

Interest Rates

Except as provided below, prior to maturity of this Note, interest will accrue on the unpaid principal of this Note at an interest rate per annum equal to 2.50% plus the LIBOR Base Rate. The “LIBOR Base Rate” is the London Interbank Offer Rate for U.S. Dollars for a term of one month which appears on Bloomberg Professional screen BBAM (or any generally recognized successor method or means of publication) as of 11:00 a.m., London time, two (2) London business days prior to the day on which the rate will become effective. The rate for the first month or part thereof will initially become effective on the date of the Note as shown on the face hereof. Thereafter, the rate will change and a new rate will become effective on the first calendar day of each succeeding month. If for any reason the London Interbank Offer Rate is not available, then the “LIBOR Base Rate” shall mean the rate per annum which banks charge each other in a market comparable to England’s Eurodollar market on short-term money in U.S. Dollars for an amount substantially equivalent to the principal amount due under this Note as determined at 11:00 A.M., London time, two (2) London business days prior to the day on which the rate will become effective, as determined in Bank’s sole discretion. Bank’s determination of such interest rate shall be conclusive, absent manifest error.

Upon the occurrence of an Event of Default under this Note, but prior to maturity of this Note, at Bank’s option, interest will accrue on the unpaid principal of this Note at the Default Rate. After maturity of this Note, until this Note is paid in full, interest will accrue on the unpaid principal of this Note, and all unpaid interest, fees, premiums, charges and costs and expenses, at the Default Rate. Except as otherwise set forth herein, the Default Rate will be equal to the lesser of (i) the maximum rate of interest that may be charged to and collected on commercial loans without violating applicable law or (ii) five percent (5.0%) plus the pre-default interest rate otherwise applicable hereunder.

This is a variable rate note. The rates at which interest accrues under this Note may change from time to time. Any changes in the interest accrual rates will equal changes in the variable rate index to which such interest rates are tied. Bank will not have any obligation to notify Borrower of adjustments in any interest rates under this Note or any of the other Loan Documents. Adjustments to any rate of interest will be effective as of the first day of following month.

All interest payable under this Note will be calculated monthly and will accrue daily on the basis of the actual number of calendar days elapsed and a year of three hundred sixty (360) calendar days. All accrual rates of interest under this Note will be contract rates of interest, whether a pre-default rate or a default rate, and references to contract rates in any Loan Documents executed and delivered by Borrower or others to Bank in connection with this Note will be to such contract rates.

Payment Terms

Prior to maturity of this Note, principal and interest will be paid as follows: thirty (30) equal consecutive monthly payments of principal in the amount of Forty Thousand and No/100ths Dollars ($40,000.00) each, together with accrued but unpaid interest, commencing on December 1, 2010, and continuing on the same day of each calendar month thereafter until April 30, 2013, when one final payment of the entire balance of principal, interest, fees, premiums, charges and costs and expenses then outstanding on this Note will be due and payable in full.

In the event that any payment is due on a calendar day that is not a Business Day, then such payment will be due on the next calendar day that is a Business Day.

If Borrower has authorized Bank, or in the future authorizes Bank, in writing, to automatically draft Borrower’s payments under this Note, then on each payment date Bank will draw or debit from the demand deposit account or other account Borrower has designated for such purpose, as shown on Bank’s records, the amount of the payment then owing, and Bank will draw or debit from such designated account any other amounts Borrower then owes Bank under this Note and under any of the other Loan Documents. Bank generally will provide Borrower approximately ten (10) calendar days prior notice of each draw or debit, but Bank’s failure to provide Borrower prior notice will not limit, negate or otherwise affect Bank’s right to draw or debit, or Borrower’s obligation to have sufficient available funds on deposit at the time Bank draws or debits Borrower’s account. Bank’s right to draw upon or debit Borrower’s account will not relieve Borrower of its repayment obligations under this Note and the other Loan Documents, and the lack of available funds to pay the amount due at the time Bank draws upon or debits Borrower’s account will be an Event of Default under this Note.

Payments made under this Note will be applied in such order as Bank, in its discretion, determines appropriate, unless applicable law mandates a specific order for application of payments. Payments received on a day other than a business day will be deemed received by Bank on the immediately following business day and payments received after 2:00 p.m. (local time in the place designated above for payment) on any business day will be deemed received by Bank on the next business day.

This Note may be prepaid in whole, or in part, at any time without any fee or premium.

Supporting Documents

The terms of the Loan and Security Agreement are incorporated into this Note.

This Note is secured by the Security Documents.

Late Charges and Expenses

Borrower agrees to pay, upon demand by Bank, for each payment past due for fifteen (15) or more calendar days, a late charge in an amount equal to the lesser of (1) five percent (5%) of the amount of the payment past due or (2) the maximum percentage of the payment past due permitted by applicable law, or the maximum amount if not expressed as a percentage.

If this Note is not paid in full whenever it becomes due and payable, Borrower agrees to pay all of Bank’s costs and expenses of collection, including reasonable attorneys’ fees.

Default and Acceleration

Any Event of Default under the Loan and Security Agreement shall constitute an event of default (“Event of Default”) under the Note.

Upon the occurrence of an Event of Default under this Note, (1) the entire unpaid principal balance of this Note and all interest, fees, premiums, charges, costs and expenses owing and to be owing under this Note, will, at the option of Bank, become immediately due and payable, without notice or demand, and (2) the Bank may, both before and after acceleration, exercise any of and all of its other rights and remedies under this Note and the other Loan Documents, as well as any additional rights and remedies it may have at law or in equity. The failure by Bank to exercise any of its options will not constitute a waiver of the right to exercise same in the event of any subsequent default.

General Terms

Borrower waives presentment, demand, protest and notice of dishonor.

Time is of the essence for the performance of all of Borrower’s covenants and agreements set forth in this Note, including its payment obligations under this Note.

Payment of this Note in whole or in part, or any other partial or full satisfaction or discharge of Borrower’s obligations under this Note, will not release or otherwise terminate any of the security interests or liens created by any of the Security Documents, or entitle any person to a release or termination thereof; the terms of each Security Document will be determinative of when and the conditions under which any of the security interests or liens created by such Security Document will be released or otherwise terminated.

This Note will be governed by the substantive laws of the State of South Carolina, excluding, however, the conflict of law and choice of law provisions thereof. Borrower submits to the jurisdiction of either the state courts of the jurisdiction whose laws govern this Note, or a United States District Court for any federal district in such jurisdiction, over any action or proceeding arising from or related to this Note; and, Borrower irrevocably waives the defense of improper venue or an inconvenient forum.

Each provision of this Note will be interpreted in a manner so as to be valid under applicable law, but if any provision of this Note is held invalid under such law by a court or other tribunal of competent jurisdiction, the provision will be ineffective to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Note, or the application thereof will be in a manner and to an extent permissible under applicable law.

If the rate at which interest accrues under this Note exceeds at any time the maximum contract rate which may be charged to or collected from Borrower on the Credit Facility under applicable law, or if any fees, premiums, charges or costs and expenses assessed against or collected from Borrower exceed those permitted by law, then ipso facto the same will be reduced to the limits prescribed by law; and, if Bank receives any interest, fees, premiums, charges or costs and expenses in excess of any limits prescribed by law, such excess will be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity, even if not then due, or at the option of Bank, paid to Borrower.

Borrower, to the extent permitted by law, waives any right to a trial by jury in any action or proceeding arising from or related to this Note.

This Note will apply to and bind Borrower’s successors and assigns. At any time or times and without notice to Borrower or any other person, Bank may sell one or more participations in the Credit Facility and may assign this Note in whole or in part; and, this Note will apply to, be binding upon and inure to the benefit of each one of and all of Bank’s participants, successors and assigns, including any person that may administer or service this Note for any holder of this Note or any participants in the Credit Facility. Bank may disclose financial and other information concerning Borrower and any other person obligated on the Credit Facility to any participant or prospective participant, and to any assignee or prospective assignee.

This Note and the other Loan Documents contain the entire/final agreement between Borrower and Bank relative to the Credit Facility. Bank will be under no obligation to extend, renew or refinance the Credit Facility, or amend, modify or change any provision of this Note. This Note and any of the rights and remedies of any of the parties to this Note may not be changed or waived orally, but only by an agreement in writing signed by the party against whom enforcement of any change or waiver is sought.

Definitions

In this Note: (1) “Borrower” refers to all signatories of this Note collectively and severally, as the context of this Note requires, and all signatories of this Note will be and the same are jointly and severally liable hereunder; (2) “Credit Facility” refers to the loan, line of credit or other credit facility evidenced by this Note; (3) “Facility Termination Date” refers to the last day on which Borrower may request an Advance; (4) “maturity of this Note” refers to the date on which payment of the entire balance of principal then outstanding on this Note becomes due and payable in full, whether the stated maturity date, by acceleration or otherwise; (5) “Note” refers to this Amended and Restated Commercial Promissory Note, which amends and restates the Original Note; (6) “Security Documents” refers to the security documents and supporting obligations which reference that they secure this Note or reference that they secure all obligations of Borrower to Bank, and includes all security documents and supporting obligations shown on Bank’s records as being security documents or supporting obligations that secure this Note, whether or not such security documents or supporting obligations correctly or accurately refer to this Note; and (7) any terms defined in the Loan and Security Agreement that are not defined in this Note will have the meanings in this Note given thereto in the Loan and Security Agreement, and the rules of construction or rules related to use of terms in the Loan and Security Agreement will apply to this Note.

EXECUTED under SEAL by the undersigned as of the day and year first above stated.

Notice –Waiver of Right of Appraisal

The laws of South Carolina provide that in any real estate foreclosure proceeding a defendant against whom a personal judgment is taken or asked may within thirty days after the sale of the mortgaged property apply to the court for an order of appraisal. The statutory appraisal value as approved by the court would be substituted for the high bid and may decrease the amount of any deficiency owing in connection with the transaction. THE UNDERSIGNED HEREBY WAIVES AND RELINQUISHES THE STATUTORY APPRAISAL RIGHTS WHICH MEANS THE HIGH BID AT THE JUDICIAL FORECLOSURE SALE WILL BE APPLIED TO THE DEBT REGARDLESS OF ANY APPRAISED VALUE OF THE MORTGAGED PROPERTY.

BORROWER:

COMPUTER SOFTWARE INNOVATIONS, INC.		Witness:

/s/ Wendy S. Metcalf
By:	/s/ David B. Dechant	Print Name:	Wendy S. Metcalf
Print Name: David B. Dechant
Title: Chief Financial Officer

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